Exhibit 12.1

18 East 41st Street ●14th Floor ● New York, NY ● 10017

P: (646) 502-7001 F: (646) 607-5544

July 5, 2016

Medivie USA Inc.

11319 Maple Street

Los Alamitos, CA 90720

To the management of Medivie USA Inc.:

We are acting as counsel to Medivie USA Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Offering Statement on Form 1-A (the “Offering”).  The Offering Statement covers 2,000,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”).

In connection with this opinion, we have examined the corporate records of the Company, including the Company’s Articles of Incorporation, Bylaws, the Form 1-A/Offering Circular, the Subscription Agreement, as well as such other documents and records as we deemed relevant in order to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, all representations made by you in writing and orally, the authenticity of all documents submitted to us as originals, the information and audited financial statements provided by Fahn Kanne & Co. Grant Thornton Israel, your independent auditor, and the conformity to originals of all documents submitted as conformed, photostatic or facsimile copies.

Based on the foregoing and in reliance thereon, and subject to the qualification and limitations set forth below, we are of the opinion that:

1.	The Company is duly organized in the State of Nevada, validly existing and in good standing as a corporation under the laws of the State of Nevada.

2.	The Shares have been duly authorized by all necessary corporate action of the Company.

3.	When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

Nothing herein shall be deemed to relate to or to constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to the applicability of this Offering pursuant to Regulation A under the Securities Act as understood and without reference to conflict of laws and matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto.

Very truly yours,

/s/ JSBarkats PLLC